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                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED
                         AGREEMENT OF PURCHASE AND SALE
                             AND ESCROW INSTRUCTIONS

        THIS AMENDED AND RESTATED AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUCTIONS (this "Agreement") is made as of February 19, 2002 ("Execution Date"), by and between ODETICS, INC., a Delaware corporation ("Seller"), and 1515 SOUTH MANCHESTER, LLC, a California limited liability company ("Buyer").

                                 R E C I T A L S

        A. Seller is the owner of two (2) parcels of real property located in the City of Anaheim, County of Orange, aggregating approximately 13.33 acres and commonly known as 1515 and 1585 S. Manchester Avenue (the "Property"). The Property is improved with two (2) buildings--an approximately 179,000 square foot building located at 1515 S. Manchester Avenue (the "1515 Building") and an approximately 78,840 square foot building located at 1585 S. Manchester Avenue (the "1585 Building"). A legal description of the Property is attached hereto as Exhibit "A". The Property shall include all related entitlements, easements, permits, rights and appurtenances.

        B. Seller has applied to the City for a lot line adjustment which would reconfigure the Property into (i) an approximately 9.38-acre parcel on which the 1515 Building is situated, and (ii) an approximately 3.95-acre parcel on which the 1585 Building is situated so that either or both can be conveyed and/or encumbered in accordance with applicable law.

        C. This Agreement amends and restates the Original Agreement (as defined in Section 1.20).

        D. Buyer desires to buy the Property from Seller for the Purchase Price (as defined below) and Seller is willing to sell the Property to Buyer for the Purchase Price, all on the terms and subject to the satisfaction of the conditions contained herein.

        THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                A G R E E M E N T

        1. Certain Basic Definitions. For purpose of this Agreement, the following terms shall have the following definitions:

            1.1 "Additional Deposit" means the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) to be deposited by Buyer in Escrow on or before the Feasibility Approval Date.

            1.2 "Approval Notice" means a written notice from Buyer to Seller and Escrow Holder approving the condition of the Property, which shall be delivered, if at all, prior to 5:00 p.m. on the Feasibility Approval Date.

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            1.3   "Buyer's Address" means:

                       1515 South Manchester, LLC
                       c/o William H. McFarland
                       18800 Von Karman Ave., Suite 100
                       Irvine, California 92612-1517
                       Telephone No.: 949-474-7999 Ext. 13
                       Telecopy No.:  949-474-8258

            1.4   "City" means the City of Anaheim.

            1.5   "Close of Escrow" is defined in Section 3.2.

            1.6 "Closing Date" means fifteen (15) days after the Feasibility Approval Date.

            1.7   "County" means Orange County.

            1.8 "Deposit" means the sum of Three Hundred Thousand Dollars ($300,000.00), and all interest earned on any portion thereof.

            1.9 "Escrow" means an escrow to be established by Seller and Buyer with Escrow Holder pursuant to Section 3.1.

            1.10  "Escrow Holder" means First American Title Insurance Company.

            1.11  "Escrow Holder's Address" means:

                       First American Title Insurance Company
                       1 First American Way
                       Santa Ana, California  92707
                       Attn: Terri Hovdestad, Major Accounts Department Telephone No.: (714) 800-3167
                       Telecopy  No.: (714) 800-3267

            1.12 "Feasibility Approval Date" means sixty (60) days after the Execution Date, provided that if Buyer has been successful in obtaining a commitment or the equivalent thereof for the Loan prior to the expiration of the Feasibility Approval Date but does not believe, in its good faith business judgment, that the Loan can be funded prior to the Closing Date, then Buyer shall have the one (1) time right to extend the Feasibility Approval Date for an additional thirty (30) days upon written notice to Seller and Escrow Holder, accompanied by such commitment or its equivalent, given on or before the originally scheduled Feasibility Approval Date.

            1.13 "Initial Deposit" means the sum of Fifty Thousand Dollars ($50,000.00) which shall be deposited by Buyer in Escrow within three (3) business days after the Execution Date, together with any interest thereon.

            1.14 "Feasibility Period" means the period commencing on the Execution Date and ending on the Feasibility Approval Date.

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            1.15  "Leases" mean (i) a lease between Buyer as lessor and Seller as lessee covering the 1515 Building (the "1515 Lease") having a term of ten
(10) years commencing on the Closing Date and in the form of Exhibit "B" attached hereto, and (ii) a lease between Buyer as lessor and Seller as lessee coving the 1585 Building (the "1585 Lease") which is substantially in the form of Exhibit "B" attached hereto, but modified to provide for (A) a term of eighteen (18) months commencing on the Closing Date, but subject to termination by lessor upon sixty (60) days' prior written notice to lessee without penalty or premium, (B) a base rent of $57,553.20 per month, and (C) no management fee to be paid by lessee to lessor.

            1.16 "Letters of Credit" mean two (2) irrevocable standby letters of credit issued by City National Bank, Bank of America, Wells Fargo Bank or another bank reasonably acceptable to Buyer, (A) the first with respect to the 1515 Lease (i) in the amount of $1,825,800.00, (ii) securing Seller's monetary obligations under the 1515 Lease and Section 10.3 hereof, (iii) having a term of not less than one (1) year, and (iv) subject to reduction by amendment thereto based upon mutual instructions executed by Seller and Buyer in accordance with the Reduction Provisions, and (iv) in the form of Exhibit "C" attached hereto; and (B) the second with respect to the 1585 Lease (i) in the amount of $690,638.40, (ii) securing Seller's monetary obligations under the 1585 Lease and Section 10.3 hereof, (iii) having a term of not less than one (1) year, (iv) providing for a reduction in the amount of $283,000.00 at the end of the twelfth
(12th) month provided that Seller is not then in default under the 1585 Lease, and (v) otherwise in the form of Exhibit "C".

            1.17 "Lot Line Adjustment" means a lot line adjustment pursuant to which the two (2) existing parcels comprising the Property would be reconfigured substantially as depicted on Exhibit "A-1" attached hereto. Seller agrees to retain the services of California Strategies in order to assist in obtaining the City's approval of the Lot Line Adjustment and, conditioned upon the Close of Escrow, shall pay California Strategies' fees up to the sum of Five Thousand Dollars ($5,000.00). To the extent not paid by Seller, Buyer agrees to pay the fees of California Strategies.

            1.18 "Loan" means a first trust deed loan to be obtained by Buyer encumbering the Property for a minimum principal amount of $14,690,000.00, having an interest rate of no greater than 7.5% per annum, having a constant no greater than 9% and for no more than 1.5 points. The Loan shall otherwise be on terms generally available in the marketplace to parties such as Buyer for office/industrial properties of comparable quality and location as the Property.

            1.19 "Memorandum of Lease" means a memorandum or memoranda of the Leases in the form attached hereto as Exhibit "D".

            1.20 "Original Agreement" means that certain Agreement of Purchase and Sale and Escrow Instructions dated February 19, 2002 between Seller and Buyer which provided for the purchase of the 1515 Building only, and was conditioned upon the filing of the Lot Line Adjustment.

            1.21  "Property" is defined in Recital B.

            1.22  "Property Reports" is defined in Section 4.1.2.

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          1.23   "Purchase Price" means Twenty-Two Million Six Hundred Thousand and 00/100 Dollars ($22,600,000.00).

          1.24 "REA" means a reciprocal easement agreement for vehicular and pedestrian ingress, egress and parking over the parcels resulting from the Lot Line Adjustment.

          1.25 "Reduction Provisions" means the provisions to be set forth on Exhibit "E" attached hereto whereby the 1515 Letter of Credit may be reduced (the parties acknowledge that the Reduction Provisions have not yet been agreed upon, agree to negotiate in good faith with respect to the same, and are subject to approval by Buyer's lender). The Reduction Provisions shall survive the Close of Escrow.

          1.26   "Seller Documents" is defined in Section 3.3.

          1.27   "Seller's Address" means:

                         Odetics, Inc.
                         1515 S. Manchester Ave.
                         Anaheim, California 92802
                         Attn: Gregory A. Miner, Vice President and Chief
                               Operating Officer
                         Telephone No.: (714) 774-5000
                         Telecopy No.:  (714) 780-7857


          1.28   "Title Company" means First American Title Insurance Company.

          1.29   "Title Company's Address" means:

                         First American Title Insurance Company
                         1 First American Way
                         Santa Ana, California 92707
                         Attn: Whitney Goulden, Major Accounts Department Telephone No.: (858) 794-4982
                         Telecopy No.:  (858) 794-0384

     2.   Sale of Property; Purchase Price.

          2.1 Sale of Property. On the Closing Date, Seller shall sell the Property to Buyer, and Buyer shall purchase the Property from Seller, for the Purchase Price and on the terms and conditions of this Agreement.

          2.2    Purchase Price. The Purchase Price shall be payable as follows:

                 2.2.1 Deposit. Three (3) business days after the Execution Date, and as a condition precedent to Seller's obligations under this Agreement, Buyer shall deliver the Initial Deposit to Escrow Holder. On or before the Feasibility Approval Date, Buyer shall deliver the Additional Deposit to Escrow Holder. If this Agreement is consummated, the Deposit and any interest earned on the Deposit shall be applied to the Purchase Price at the Close of Escrow.

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                 2.2.2   Balance. Buyer shall deposit, or cause to be deposited,
the Cash Balance (as hereinafter defined) into Escrow. "Cash Balance" means an amount equal to the Purchase Price decreased by the amount of any credits due Buyer under this Agreement and increased by the amount of any items chargeable to Buyer under this Agreement. The Cash Balance shall be comprised in part of the net proceeds of the Loan. The Cash Balance shall be in the form of immediately available federal funds delivered to Escrow Holder at such time as is sufficient to accommodate the Closing Date.

                 2.2.3 Interest. All funds received from or for the account of Buyer shall be deposited by Escrow Holder in an interest-bearing account with a federally insured state or national bank ("Account") located in California.

     3.   Escrow: Due Diligence; Closing Conditions.

          3.1 Escrow. Upon the execution of this Agreement by Buyer and Seller, and the acceptance of this Agreement by Escrow Holder in writing, this Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder to open an escrow ("Escrow") for the consummation of the sale of the Property to Buyer pursuant to the terms of this Agreement. Upon Escrow Holder's written acceptance of this Agreement, Escrow Holder is authorized to act in accordance with the terms of this Agreement. Buyer and Seller shall execute Escrow Holder's general escrow instructions upon request; provided, however, that if there is any conflict or inconsistency between such general escrow instructions and this Agreement, this Agreement shall control. Upon the Close of Escrow, Escrow Holder shall disburse to Seller the balance of the Purchase Price remaining after paying prorations and closing costs for which Seller is responsible under the terms of this Agreement by wire transfer pursuant to instructions from Seller.

          3.2 Closing Date. The Escrow shall close ("Close of Escrow") on the Closing Date, provided that all conditions to the Close of Escrow set forth in this Agreement have been satisfied or waived in writing by the party intended to be benefited thereby.

          3.3 Due Diligence. Buyer hereby acknowledges that by the Feasibility Approval Date it will have performed all investigations, tests and inspections with respect to the Property that Buyer deems necessary in its reasonable discretion for its evaluation of the condition of the Property. In order to assist Buyer in its due diligence, Seller has delivered those documents and studies with respect to the Property listed on Exhibit "F" attached hereto (collectively, "Seller Documents"). Buyer's delivery of an Approval Notice to Seller and Escrow Holder on or before the Feasibility Approval Date shall constitute Buyer's approval of the condition of the Property and all matters pertaining thereto, including, without limitation, the following:

                 (a) Such surveys and inspections, appraisals, reports, environmental and soils tests and other studies or reports of the Property as Buyer shall have, in Buyer's reasonable discretion, deemed necessary or advisable including, without limitation, those required in connection with the Loan. In this regard, Seller will provide Buyer with adequate and timely access and opportunity to make such inspection of the Property as Buyer shall, in Buyer's discretion, deem necessary or advisable to determine the physical, environmental and land use characteristics of the Property and its suitability for Buyer's intended use.

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                 (b)    Buyer hereby represents, warrants and covenants that (i)
it shall cause its consultants to obtain, at Buyer's sole cost and expense prior to commencement of any investigative activities on the Property, a policy of commercial general liability insurance covering any and all liability of Buyer and Seller with respect to or arising out of any investigative activities, (ii) such policy of insurance shall be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any claims of damages suffered by persons or property resulting from any acts or omissions of Buyer, Buyer's employees, agents, contractors, suppliers, consultants or other related parties, (iii) such policy of insurance shall have liability limits of not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability, and
(iv) such insurance policy shall name Seller and its successors and assigns as additional insureds and shall be in form and substance and issued by an insurance company which is reasonably satisfactory to Seller.

                 (c) Buyer shall protect, indemnify, defend and hold the Property, Seller and Seller's officers, directors, shareholders, participants, members, managers, attorneys, affiliates, employees, representatives, invitees, agents and contractors (collectively, "Released Parties") free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including reasonable attorneys' fees and court costs, resulting from Buyer's inspection and testing of the Property, including, without limitation, repairing any and all damages to any portion of the Property, arising out of or related (directly or indirectly) to Buyer's conducting such inspections, surveys, tests, and studies, provided, however, Buyer shall not be responsible for any pre-existing conditions on the Property. Buyer shall keep the Property free and clear of any mechanics' liens or materialmen's liens related to Buyer's inspection of the Property and the activities contemplated by Section 3.3 of this Agreement. Buyer's indemnification obligations set forth herein shall survive the Close of Escrow and shall not be merged with the Deed, and shall survive the termination of this Agreement prior to the Close of Escrow.

                 (d) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IT IS UNDERSTOOD BY THE PARTIES THAT SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION CONTAINED IN ANY SELLER DOCUMENT UNLESS PREPARED BY SELLER. BUYER ACKNOWLEDGES THAT SELLER SHALL HAVE NO RESPONSIBILITY FOR THE CONTENTS AND ACCURACY OF INFORMATION EXCEPT TO THE EXTENT PREPARED BY SELLER, AND BUYER AGREES THAT THE OBLIGATIONS OF SELLER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY SHALL BE GOVERNED BY THIS AGREEMENT IRRESPECTIVE OF THE CONTENTS OF ANY SUCH DISCLOSURES.

          3.4    Intentionally omitted.

          3.5 Buyer's Conditions to Closing. Buyer's obligations under this Agreement are subject to the occurrence, satisfaction or Buyer's written waiver of the following conditions ("Buyer's Conditions to Closing"):

                 3.5.1 Title Policy. The Title Company's commitment to issue or the issuance of the Buyer's Title Policy complying with the requirements of
Section 3.9.2 below.

               3.5.2 Preliminary Report. Title Company has delivered to Buyer Title Company's Commitment for Title Insurance dated October 6, 2001 (Order No. OR-2117250) for the Property, together with copies of the underlying documents referenced therein (the "PR"). Buyer shall have ten (10) days after receipt of the PR and a survey of the Property to be ordered by Buyer (the "PR Review Period") to review same. In no event shall the PR Period extend beyond the date that is forty-five (45) days after the Execution Date. If such review reveals any title matters (excluding any standard printed exceptions set forth in the PR) which are objectionable to Buyer, then Buyer shall, prior to the expiration of the PR Review Period, notify Seller and Escrow Holder, in writing ("Buyer's Objection Notice"), of any such unacceptable title matters. Seller may, at Seller's option, by notifying Buyer in writing five (5) business days after receipt of Buyer's Objection Notice ("Seller's Cure Notice") elect to attempt to cure the unacceptable title matters disclosed in Buyer's Objection Notice, provided that Seller shall not be obligated to attempt or successfully complete a cure and Seller and shall not be required to expend any funds or commence litigation to do so. The Closing Date shall be extended, if necessary, in order for Seller to attempt to cure such unacceptable title matters should Seller elect to do so. If such cure cannot be accomplished within thirty (30) days after the originally scheduled Closing Date, this Agreement shall terminate and the Deposit shall be returned to Buyer. If Buyer fails to give Buyer's Objection Notice prior to the expiration of the PR Review Period, then the PR shall be conclusively deemed satisfactory to Buyer. Failure of Seller to deliver Seller's Cure Notice shall be deemed Seller's election not to cure any of the unacceptable title matters set forth in Buyer's Objection Notice. If Seller fails to deliver Seller's Cure Notice, or if Seller notifies Buyer that Seller will not cure any such items, Buyer may, on or before the Feasibility Approval Date, elect to (i) withdraw Buyer's Objection Notice in which case Buyer shall be deemed to have waived its objection, or (ii) terminate this Agreement by written notice to Seller, in which event this Agreement shall terminate and the Deposit shall be returned to Buyer. Seller shall satisfy any deeds of trust, delinquent taxes or other monetary liens shown in the PR, and none of such items shall be deemed "Permitted Exceptions" (as defined below). Buyer shall be obligated to accept title to the Property at the Close of Escrow subject to the following exceptions (collectively, "Permitted Exceptions"): (i) those exceptions set forth in the PR which have been approved (or deemed approved) by Buyer, (ii) all nondelinquent real property taxes and assessments not yet due and payable, and (iii) any other title exception caused directly or indirectly by Buyer. Conclusive evidence of the availability of such title shall be the willingness of Title Company to issue to Buyer on the Closing Date the Buyer's Title Policy (as hereinafter defined) complying with the requirements of Section
3.9.2 below.

               3.5.3 Loan. On or before the Feasibility Approval Date, Buyer shall have received a commitment for the Loan, in form and content reasonably satisfactory to Buyer from lender of Buyer's choice.

               3.5.4 Seller Obligations. As of the Closing Date, Seller shall have performed all agreements and covenants required to be performed by Seller under this Agreement.

               3.5.5 Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct as of the date made and as of the Close of Escrow with the same effect as though such representations and warranties were made at and as of the Close of Escrow.

               Upon the failure of any of Buyer's Conditions to Closing, Buyer shall have the right, without waiving Buyer's remedies set forth in Section 10.2, to terminate this Agreement and the Escrow, in which event the Deposit shall immediately be returned to Buyer.

        3.6    Intentionally omitted.

        3.7 Seller's Conditions to Closing. The obligations of Seller to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Seller in writing:


               3.7.1 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date made and as of the Close of Escrow with the same effect as though such representations and warranties were made at and as of the Close of Escrow.

               3.7.2 Covenants. Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by Buyer prior to or at the Close of Escrow.

        3.8    Termination.

               This Agreement shall automatically terminate if (i) Buyer fails to timely deliver the Approval Notice to Seller and the Additional Deposit to Escrow Holder, or (ii) the Close of Escrow has not occurred by the Closing Date as the same may be extended pursuant to Section 3.5.2. Upon termination of this Agreement pursuant to this Section 3.8 or pursuant to Sections 3.5 or 7: (a) each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination; (b) Escrow Holder shall return all documents to the respective parties who delivered such documents to Escrow; (c) Escrow Holder shall remit all funds held in Escrow together with any accrued interest on such funds to the party entitled thereto;
(d) Buyer and Seller shall each pay one-half (1/2) of Escrow Holder's title and escrow cancellation fees, if any (except if termination is due to a default, then the defaulting party shall pay all cancellation fees); (e) Buyer shall return to Seller the Seller Documents; and (f) subject to the rights of a party as provided herein in the event of the other party's default, the respective obligations of Buyer and Seller under this Agreement shall terminate; provided, however, notwithstanding the foregoing, Buyer's indemnity obligations under
Section 3.3(c) shall survive any such termination of the Agreement.

        3.9    Title and Title Insurance.

               3.9.1 Deed. Seller shall convey title to the Property to Buyer by grant deed in a form substantially similar to Exhibit "G" attached hereto, subject only to the Permitted Exceptions ("Deed").

               3.9.2 Buyer's Title Policy. At the Close of Escrow, Escrow Holder shall cause the Title Company to issue to Buyer an ALTA Extended Coverage Owner's Policy of Title Insurance ("Buyer's Title Policy") which:

                       (a) shall be written with liability in the amount of the Purchase Price; and

                       (b) shall insure title to the Property, to be vested in Buyer, subject only to the Permitted Exceptions, the standard printed exceptions set forth in the Buyer's Title Policy and any exceptions approved by Buyer in writing.

               Seller shall pay for Buyer's Title Policy.

               3.9.3 Lender's Title Policy. At the Close of Escrow, through a sub-escrow, Escrow Holder shall cause Title Company to issue to Lender an ALTA Lender's Policy of Title Insurance ("Lender's Title Policy") which shall be written with liability in the amount of the Loan and shall insure the priority of the deed of trust evidencing the Loan in a first position, subject only to the permitted exceptions, the standard printed exceptions set forth in the Lender's Title Policy and any exceptions approved by the Lender in writing.

        3.10   Closing Costs and Charges.

               3.10.1 Seller's Costs. Seller shall pay (a) Escrow Holder's fees in connection with the Escrow; (b) the premium for Buyer's Title Policy and the cost of all other title policies to be delivered pursuant to Section 3.9; (c) the cost of any endorsement that Seller agrees to provide in order to cure a matter set forth in Buyer's Objection Notice; (d) all documentary transfer taxes and recording fees payable in connection with the transfer of the Property to Buyer; and (e) the cost of removing any monetary liens (exclusive of non-delinquent taxes and assessments) prior to or concurrently with the Close of Escrow. In addition, if and only if Escrow closes, from proceeds otherwise payable to Seller hereunder, Seller shall (i) pay or reimburse Buyer for all reasonable third party costs incurred by Buyer in connection with this transaction, including without limitation (i) ordinary and customary charges for the Property Reports; (ii) reasonable attorneys' fees incurred by Buyer in connection with Buyer's negotiations with Seller and Lender, and in connection with Buyer's due diligence with respect to the Property; and (iii) ordinary and customary fees incurred by Buyer in connection with obtaining the Loan, provided that in no event shall Seller be obligated to pay more than one and one-half (1 1/2) points in connection with the Loan. (This limitation is on the number of points payable by Seller as reimbursement to Buyer, but is not a limitation on the other fees incurred by Buyer, and reimbursable by Seller, in obtaining the
Loan).

               3.10.2 Other Costs. All other costs, if any, shall be apportioned in the customary manner for real property transactions in the County.

        3.11 Deposit of Documents and Funds by Seller. Not later than one (1) business day prior to the Closing Date, Seller shall deposit the following items into Escrow each of which shall be duly executed and acknowledged by Seller where appropriate:

               3.11.1  The Deed;

               3.11.2 The Certification of Non-Foreign Status in the form of Exhibit "H" ("Certification");

                    3.11.3 The Leases (together with a Security Agreement as contemplated in Paragraph 56 thereof that shall have been prepared by Buyer and approved by Seller, such approval not to be unreasonably withheld);

                    3.11.4  The Memorandum of Lease;

                    3.11.5  The Letters of Credit;

                    3.11.6 All other documents as may reasonably be required by Escrow Holder to close Escrow in accordance with this Agreement; and

                    3.11.7 A closing statement prepared by Escrow Holder and approved by the parties.

             3.12 Deposit of Documents and Funds by Buyer. Except as otherwise provided in Section 2.2.2, not later than one (1) business day prior to the Closing Date, Buyer shall deposit the following items into Escrow each of which shall be duly executed and acknowledged by Buyer where appropriate:

                    3.12.1  The Cash Balance;

                    3.12.2  The Leases;

                    3.12.3  The Memorandum of Lease;

                    3.12.4 All other funds and documents as may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement; and

                    3.12.5 A closing statement prepared by Escrow Holder and approved by the parties.

             3.13 Delivery of Documents and Funds at Closing. Provided that all conditions to closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived by the party intended to be benefited thereby, Escrow Holder shall conduct the closing on the Closing Date by recording or distributing the following documents and funds in the following manner:

                    3.13.1 Recorded Documents. Record the Deed and Memorandum of Lease in the Official Records of the County. In no event shall Escrow Holder release the Deed for recordation unless Escrow Holder is irrevocably and unconditionally committed to release the Purchase Price (less Seller's costs described in Section 3.10.1 and any credits or adjustments to which Buyer is entitled pursuant to Section 3.14) to Seller and issue the Title Policy in favor of Buyer upon receipt of confirmation that the Deed has been recorded.

                    3.13.2 Buyer's Documents. Deliver to Buyer: (a) the original Buyer's Title Policy; (b) a conformed copy of the Deed; (c) two (2) fully executed counterparts of the Leases; (d) the original Certification and Security Agreement; (e) the Letters of Credit; and (f) a copy of every other document.

                    3.13.3 Seller's Documents. Deliver to Seller: (a) a conformed copy of the Deed; (b) two (2) fully executed counterparts of the Leases; and (c) a copy of every other document.

                    3.13.4 Purchase Price. Deliver to Seller by wire transfer of funds pursuant to disbursement instructions from Seller the balance of the Purchase Price remaining after paying prorations and closing costs for which Seller is responsible under the terms of this Agreement.

             3.14   Prorations and Adjustments.


                    3.14.1 Proration of Taxes. All nondelinquent real property taxes and assessments of any type due on the Property at any time shall be prorated at Close of Escrow.

                    3.14.2 Prorations. Proration of maintenance, utility and other expenses shall be handled between Buyer and Seller outside of Escrow.

                    All prorations shall be made as of the Close of Escrow on the basis of the actual days of the month in which the Close of Escrow occurs and shall be final as of the Close of Escrow. The foregoing prorations shall be based on information provided to Escrow Holder by Seller and approved by Buyer.

        4.   Covenants

             4.1    Covenants of Buyer

                    4.1.1 Loan. Within twenty (20) days after the Execution Date, Buyer shall have made formal written application to a lender of Buyer's choice ("Lender") for the Loan, together with a check representing Lender's application fee (if required by the Lender). Buyer shall provide Seller with (i) copies of such application and application fee (if applicable) concurrently therewith, together with any information provided by Lender with respect to Lender's requirements in making the Loan, and (ii) periodic status reports regarding Buyer's progress in obtaining the Loan.

                    4.1.2 Third Party Reports. Within twenty (20) days after the Execution Date, Buyer shall enter into contracts to obtain such commercially reasonable third party reports as Buyer or Lender deems necessary or advisable such as an engineering report, an appraisal, an ALTA survey and a Phase I environmental report (collectively, the "Property Reports"). In so doing, Buyer shall exercise good faith efforts to ensure that the providers of the Property Reports are acceptable to the Lender. Buyer shall provide copies of all Property Reports to Seller upon receipt thereof. Further, subject to the requirements of Lender and upon reimbursement from Seller of Buyer's costs of obtaining the same, Buyer shall assign to Seller all of Buyer's rights under the Property Reports if Escrow fails to close.

             4.2    Covenants of Seller

                    4.2.1 Lot Line Adjustment. Seller shall use good faith and reasonable efforts to process and record the Lot Line Adjustment as soon hereafter as is reasonably practicable. Upon execution hereof, Seller shall provide Buyer with copies of all Lot Line

Adjustment documents and materials and shall periodically provide Buyer with updates to the same. However, the recording of the Lot Line Adjustment is not a condition to either party's obligations under this Agreement, but if the Lot Line Adjustment has not been recorded prior to Closing, Seller agrees, at no third party expense to it, to continue to cooperate with Buyer in processing the Lot Line Adjustment after Closing.

                    4.2.2 Operation of Property. To and until the Close of Escrow, Seller shall manage and maintain the Property in its current condition and repair.

        5. Delivery and Possession. Seller shall deliver possession of the Property to Buyer at the Close of Escrow, subject to Seller's rights as lessee under the Leases.

        6. Commissions. Seller represents and warrants to Buyer that there are no commissions, finder's fees or brokerage fees arising out of the transactions contemplated by this Agreement arising out of Seller's conduct other than a broker's commission payable by Seller to Voit Commercial pursuant to a separate written agreement. Buyer represents and warrants to Seller that there are no commissions, finder's fees or brokerage fees arising out of the transactions contemplated by this Agreement arising out of Buyer's conduct. Buyer shall indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in connection with claims for any such commissions, finders' fees or brokerage fees arising out of Buyer's conduct or the inaccuracy of the foregoing representation and/or warranty of Buyer. Seller shall indemnify and hold Buyer harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in connection with claims for any such commissions, finders' fees or brokerage fees arising out of Seller's conduct or the inaccuracy of the foregoing representation and/or warranty of Seller.

        7.   Damage or Destruction: Condemnation.

             7.1 Condemnation. If prior to Closing, any portion of the Property shall be condemned or become the subject of any pending or threatened condemnation action, Seller shall promptly notify Buyer in writing of such pending or threatened condemnation. Buyer shall be entitled to terminate this Agreement by written notice thereof to Seller given within seven (7) business days after Buyer shall have been notified of such condemnation, whereupon the Deposit shall be returned to Buyer. Buyer's failure to timely deliver such notice to Seller within such seven (7) business day period shall constitute Buyer's election to proceed to Closing. If Buyer does not terminate this Agreement, any condemnation award received by Seller prior to Closing shall be applied as a credit against the Purchase Price and Seller shall assign to Buyer at Closing the entire condemnation award (and any condemnation award received by Seller on or after Closing shall be promptly delivered by Seller to Buyer).

             7.2 Damage or Destruction. Buyer shall have the right to terminate this Agreement if all or a material part of the Property shall be damaged or destroyed (for the purposes hereof, a "material part" of the Property shall be deemed to be damaged or destroyed if the cost to repair or replace the same exceeds $250,000.00, in Seller's good faith opinion). Buyer shall give written notice of Buyer's election to terminate this Agreement within seven (7) business days after Buyer first learns of any damage to the Property which entitles Buyer to terminate this Agreement. If Buyer does not give such notice, then this Agreement shall remain in full force and effect and there shall be no reduction in the Purchase Price, but Seller shall, at Close of Escrow, assign to Buyer any insurance proceeds payable with respect to such damage. If Buyer does not terminate this Agreement, Buyer shall, after Closing, make available to Seller the insurance proceeds paid to Buyer for repair purposes, and Seller's obligations under the Lease from and after Closing shall not be reduced or affected by reason of such damage (without limiting the foregoing, Seller shall be obligated to promptly repair such damage or destruction).

     8. Seller's Representations and Warranties. Seller represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date:

         8.1 Authority. Seller is the fee title owner of the Property. Seller has the full power and authority to execute, deliver and perform its obligations under this Agreement. The person executing this Agreement and all documents contemplated by this Agreement has full authority to do so. No other party has any right to purchase the Property and Seller shall indemnify, defend and save Buyer harmless from any claims by any third party that it has a right to purchase the Property.

         8.2 Enforceability. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles.

         8.3 Organization and Due Execution. Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation. The execution, delivery and performance of this Agreement has been duly authorized by all necessary acts on the part of Buyer and does not and will not require any consent or approval that has not been obtained. Seller is not contemplating or considering filing for protection under bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights.

         8.4 Actions. To Seller's actual knowledge, there are no actions, suits, or proceedings pending against, threatened, or affecting the Property, at law or in equity, and there are no pending or threatened proceedings in eminent domain which would affect the Property or any portion thereof.

         8.5 Violations Seller is not aware of the existence of any violation of law or governmental regulation with respect to the Property.

         8.6 Hazardous Substances. To Seller's actual knowledge, (i) there has not occurred any release or disposal on, under, or without 1,000 feet of the Property, or any contamination of the Property by any hazardous or toxic waste, substance, or material (including, but not limited to, PCB's) as defined under any federal, state, or local law, statute, ordinance, or regulation (collectively, "Hazardous Substances"); (ii) there is no violation of any federal, state or local law, rule, regulation, statute, or ordinance relating to the presence or existence of any Hazardous Substance upon the Property; (iii) no Hazardous Substance exists on, under, about or within the Property or any groundwater thereunder; and (iv) there are no underground or other storage tanks situated on the Property and no such tanks in the past have been present and removed from the Property.

         8.7 Non-Foreign. Seller is not a "foreign person" within the meaning of Section 1455 et seq. of the Federal Code, and Sections 18662 and 18668 of the California Revenue and Taxation Code.

         8.8 Seller Documents. Seller has delivered to Buyer all of the Seller Documents in Seller's possession and control. To the best of Seller's knowledge, the Seller Documents disclose all material defects in, and problems with respect, to the Property, and to the best of Seller's knowledge there are no other documents in Seller's possession and control that are in conflict with, or that provide information with respect to the Property that is materially inconsistent with, the Seller Documents.

         The foregoing representations and warranties shall survive the Close of Escrow and the recordation of, and shall not merge into, the Deed and any termination of this Agreement that might occur following the Close of Escrow.

     9. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

         9.1 Authority. Buyer has all requisite power and authority to execute and deliver, and to perform all its obligations under this Agreement. Prior to the Close of Escrow, Buyer's permitted assignee will deliver certified resolutions of its Board of Directors (or other appropriate resolutions) authorizing Buyer to enter into this Agreement and to purchase the Property in accordance herewith.

         9.2 Enforceability. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles.

         9.3 Organization and Due Execution. Any permitted assignee of Buyer is duly organized, validly existing, and in good standing under the laws of the state of its formation. The execution, delivery and performance of this Agreement has been duly authorized by all necessary acts on the part of Buyer and does not and will not require any consent or approval that has not been obtained.

         The foregoing representations and warranties shall survive the Close of Escrow and the recordation of, and shall not merge into, the Deed and any termination of this Agreement that might occur following the Close of Escrow.

     10. Default.

         10.1 Seller's Remedies. IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY BY REASON OF A DEFAULT BY BUYER AND IF THERE HAS BEEN NO DEFAULT BY SELLER OR NO FAILURE OF A CONDITION TO BUYER'S OBLIGATION TO PURCHASE, THEN SELLER SHALL BE RELEASED FROM ALL OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND SHALL BE ENTITLED TO OBTAIN AND KEEP THE DEPOSIT AS LIQUIDATED DAMAGES. IN LIGHT OF THE

DIFFICULTY THE PARTIES WOULD HAVE IN DETERMINING SELLER'S ACTUAL DAMAGES AS A RESULT OF SUCH FAILURE TO PURCHASE THE PROPERTY, THE PARTIES AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE EXTENT TO WHICH SELLER WOULD BE DAMAGED BY BUYER'S FAILURE TO CONSUMMATE THE PURCHASE. IN CONSIDERATION OF SELLER RECEIVING THE LIQUIDATED DAMAGES, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OF ITS OTHER REMEDIES AND CLAIMS AGAINST BUYER AT LAW OR IN EQUITY (EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 10.1). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 10.1, IF BUYER BRINGS AN ACTION AGAINST SELLER FOR AN ALLEGED BREACH OR DEFAULT BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND, IN CONNECTION WITH THAT ACTION, RECORDS A LIS PENDENS OR OTHERWISE ENJOINS OR RESTRICTS SELLER'S ABILITY TO SELL OR TRANSFER THE PROPERTY (AN "ACTION"), SELLER SHALL NOT BE RESTRICTED BY THE PROVISIONS OF THIS SECTION
10.1 FROM SEEKING EXPUNGEMENT OR RELIEF FROM THAT LIS PENDENS, INJUNCTION OR OTHER RESTRAINT, AND RECOVERING DAMAGES (INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL AND PUNITIVE DAMAGES), COSTS AND EXPENSES (INCLUDING ATTORNEYS'
FEES). IF SELLER MUST ENGAGE IN A LEGAL PROCEEDING OR ARBITRATION TO OBTAIN THE DEPOSIT, AND SELLER IS SUCCESSFUL IN SUCH ACTION, THEN IN ADDITION TO THE DEPOSIT, SELLER SHALL BE ENTITLED TO RECOVER SELLER'S REASONABLE ATTORNEYS' FEES IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. IN ADDITION, SELLER SHALL NOT BE RESTRICTED BY THE PROVISIONS OF THIS SECTION 10.1 FROM RECOVERING DAMAGES, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEY'S FEES AND COURT COSTS) WHICH SELLER MAY SUFFER OR INCUR AS A RESULT OF THE BREACH BY BUYER OF ITS INDEMNITY OBLIGATIONS UNDER SECTION 3.3(c).

           /s/ GAM                          /s/ WHM
         _____________________            ____________________
          [Seller's initials]              [Buyer's initials]

         10.2 Buyer's Remedies. IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR BY REASON OF A DEFAULT BY SELLER OF ANY MATERIAL OBLIGATION HEREUNDER WHICH IS NOT CURED WITHIN FIFTEEN (15) DAYS AFTER WRITTEN NOTICE THEREOF (A "SELLER'S DEFAULT"), EXCEPT AS OTHERWISE PROVIDED BELOW, BUYER AS ITS SOLE REMEDY SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT, RETURN OF THE DEPOSIT AND LIQUIDATED DAMAGES IN THE AMOUNT OF THREE HUNDRED THOUSAND DOLLARS ($300,000.00) (IN LIGHT OF THE DIFFICULTY THE PARTIES WOULD HAVE IN DETERMINING BUYER'S ACTUAL DAMAGES AS A RESULT OF SUCH FAILURE TO CONVEY THE PROPERTY, THE PARTIES AGREE THAT $300,000, PLUS ANY "OUT-OF-POCKET" EXPENSES INCURRED BY BUYER PURSUANT HERETO IS A REASONABLE ESTIMATE OF THE EXTENT TO WHICH BUYER WOULD BE DAMAGED BY SELLER'S FAILURE TO CONSUMMATE THE SALE)., AND BUYER HEREBY WAIVES THE RIGHT TO SEEK OR RECOVER ANY OTHER DAMAGES FROM SELLER, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THAT IF THE CLOSE OF ESCROW FAILS TO OCCUR BY REASON OF SELLER'S FAILURE OR REFUSAL TO PERFORM ITS OBLIGATIONS HEREUNDER, THEN, IF AND ONLY IF (A) BUYER HAS NOT

COMMITTED ANY DEFAULT HEREUNDER AND/OR TERMINATED THIS AGREEMENT, AND (B) BUYER HAS DELIVERED TO SELLER REASONABLE PROOF THAT BUYER IS READY, WILLING AND ABLE TO DELIVER THE CASH BALANCE INTO ESCROW, BUYER MAY SEEK SPECIFIC PERFORMANCE OF THE TERMS OF THIS AGREEMENT FROM SELLER. AS A CONDITION PRECEDENT TO BUYER EXERCISING ANY RIGHT IT MAY HAVE TO BRING AN ACTION FOR SPECIFIC PERFORMANCE AS THE RESULT OF SELLER'S FAILURE OR REFUSAL TO PERFORM ITS OBLIGATIONS HEREUNDER, BUYER MUST COMMENCE SUCH AN ACTION WITHIN NINETY (90) DAYS AFTER THE OCCURRENCE OF SUCH DEFAULT. IF BUYER IS ENTITLED TO BRING AN ACTION AGAINST SELLER FOR SPECIFIC PERFORMANCE OF THE TERMS OF THIS AGREEMENT, BUYER HEREBY AGREES THAT BUYER SHALL NOT BE ENTITLED TO SEEK OR RECOVER ANY DAMAGES FROM SELLER IN CONNECTION WITH SUCH ACTION (EXCLUDING REASONABLE ATTORNEYS' FEES AND COURT COSTS) AND BUYER HEREBY WAIVES ANY RIGHT THAT BUYER MAY HAVE TO SEEK OR RECOVER ANY DAMAGES FROM SELLER IN CONNECTION WITH SUCH ACTION, INCLUDING, WITHOUT LIMITATION, LIQUIDATED, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

               /s/ GAM                               /s/ WHM
           ___________________________           ________________________
               [Seller's Initials]                   [Buyer's Initials]

               10.3 Buyer's Remedy for Breach of Section 32. IN THE EVENT SELLER, OR ANY SUCCESSOR OF SELLER UNDER THE LEASE (BY ASSIGNMENT, OPERATION OF LAW OR OTHERWISE) SHOULD BREACH THE COVENANT, REPRESENTATION AND WARRANTY OF SELLER SET FORTH IN THE PENULTIMATE SENTENCE OF SECTION 32 BELOW, BUYER SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE TOTAL AMOUNT OF THE LETTER OF CREDIT OR OTHER COLLATERAL, AS APPLICABLE. IN LIGHT OF THE DIFFICULTY THE PARTIES WOULD HAVE IN DETERMINING BUYER'S ACTUAL DAMAGES AS A RESULT OF SUCH BREACH BY SELLER (OR ANY SUCCESSOR THERETO UNDER THE LEASE), THE PARTIES AGREE THAT THE TOTAL AMOUNT OF THE LETTER OF CREDIT OR OTHER COLLATERAL IS A REASONABLE ESTIMATE OF THE EXTENT TO WHICH BUYER WOULD BE DAMAGED BY SUCH BREACH. THE PROVISIONS OF THIS SECTION 10.3 SHALL SURVIVE THE CLOSE OF ESCROW AND THE EXECUTION AND DELIVERY OF THE LEASE.

                  /s/ GAM                               /s/ WHM
            ___________________________           ________________________
                 [Seller's Initials]                 [Buyer's Initials]

               10.4 No Contesting Liquidated Damage Provisions. As material consideration to each party's agreement to the liquidated damages provisions stated in this Agreement, each party hereby agrees to waive any and all rights whatsoever to contest the validity of any liquidated damage provisions for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Agreement was made.

        11.    Arbitration of Disputes.

               11.1 EXCEPTING ONLY AN ACTION BY BUYER FOR SPECIFIC PERFORMANCE, ANY DISPUTE OR CLAIM IN LAW OR EQUITY ARISING OUT OF

THIS CONTRACT OR ANY RESULTING TRANSACTION SHALL BE (A) INITIATED BY EITHER PARTY BY DELIVERING WRITTEN NOTICE OF INTENT TO ARBITRATE TO THE OTHER PARTY AND
(B) DECIDED BY THE ARBITRATORS IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND NOT BY COURT ACTION EXCEPT AS PROVIDED BY CALIFORNIA LAW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PARTIES SHALL HAVE THE RIGHT OF DISCOVERY IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1283.05.

               11.2 Within thirty (30) days from delivery of such notice, the parties shall attempt to agree on a single arbitrator. If they fail to reach such agreement, then each shall submit a list of five (5) persons who meet the qualifications set forth in the following sentence within five (5) days thereafter to the presiding Judge of the Orange County Superior Court who shall select the arbitrator. The arbitrator shall be a retired judge or a member of Judicial Arbitration and Mediation Services, Inc. and shall be familiar with disputes arising out of real property purchase and sale transactions.

               11.3 The arbitrator shall conduct a hearing in Orange County, take evidence and render his decision consistent with the terms and provisions of this Agreement within thirty (30) days after the appointment. Each party shall have the right to take no more than three (3) depositions (none lasting more than 5 hours of a single day). No interrogatories shall be permitted. The arbitrator may award attorneys' fees and the cost of the arbitration to the prevailing party. Otherwise, the cost of the arbitration shall be shared equally by the parties.

               11.4 The award or decision of the arbitrator shall be final and enforceable in any court of competent jurisdiction.

               11.5 NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

               WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

                 /s/ GAM                           /s/ WHM
              _____________________             ____________________
                [Seller's initials]               [Buyer's initials]

        12. Waiver of Trial by Jury. SELLER AND BUYER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. SUBJECT TO THE ARBITRATION PROVISIONS SET FORTH IN SECTION 11, TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

        13. Attorney's Fees. Subject to the provisions of Section 11, if any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys fees and court costs, in addition to any other relief awarded by the court.

        14. Notices. All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective when delivered to the address of the recipient. All notices to Seller shall be sent to Seller's Address, with a copy of all such notices to be delivered to Kenneth
M. Kaplan, Esq., 2532 Dupont Drive, Irvine, CA 92612, fax (949) 252-2815. All notices to Buyer shall be sent to Buyer's Address, with a copy of all such notices to be delivered to David Greenman, Enterprise Counsel Group, 18800 Von Karman Avenue, Suite 100, Irvine, CA 92612, fax: (949) 224-0339. All notices to Escrow Holder shall be sent to Escrow Holder's Address. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday. The foregoing addresses may be changed by written notice in the manner contained in this Section.

        15. Amendment; Complete Agreement. All amendments and supplements to this Agreement must be in writing and executed by Buyer and Seller. This Agreement contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement.

        16. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

        17. Severability. If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

        18. Counterparts. Headings and Defined Terms. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement.

        19. Time of the Essence. Time is of the essence of this Agreement.

        20. Waiver. No waiver by Buyer or Seller of any of the terms or conditions of this Agreement or any of their respective rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.

        21. Third Parties. This Agreement is entered into for the sole benefit of Buyer and Seller and their respective permitted successors and assigns. No party other than Buyer and Seller and such permitted successors and assigns shall have any right of action under or rights or remedies by reason of this Agreement.

        22. Independent Counsel. Buyer and Seller each acknowledge that: (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

        23. Condition of Property. Prior to the Feasibility Approval Date, Buyer will have inspected and conducted tests and studies of the Property that Buyer deems necessary or prudent, Buyer represents and warrants that Buyer is acting, and will act only, upon Seller's representations and warranty set forth in
Section 8 and Section 32 and information obtained by Buyer directly from Buyer's own inspection of the Property. Except as otherwise expressly provided herein, the suitability or lack of suitability of the Property for any proposed or intended use, or availability or lack of availability of (a) permits or approvals of governmental or regulatory authorities, or (b) easements, licenses or other rights with respect to any such proposed or intended use of the Property shall not affect the rights or obligations of the Buyer hereunder.

        24. Property "AS IS".

            24.1 No Side Agreements or Representations. No person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges that no person has made any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except as may be expressly set forth in this Agreement. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement will be valid or binding on Seller.

               24.2 "AS IS" CONDITION. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (I) VALUE; (II) THE INCOME TO BE DERIVED FROM THE PROPERTY; (III) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY;
(VII) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, (X) THE CONTENT, COMPLETENESS OR ACCURACY OF THE DUE DILIGENCE MATERIALS OR PRELIMINARY REPORT REGARDING TITLE; (XI) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER;
(XII) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; OR (XIII) WITH RESPECT TO ANY OTHER MATTER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, BUYER IS RELYING SOLELY ON SELLER'S REPRESENTATIONS AND WARRANTIES HEREIN AND ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT AS EXPRESSLY SET FORTH HEREIN. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUT SUBJECT TO THE TERMS AND CONDITIONS HEREOF AND SELLER'S REPRESENTATIONS AND WARRANTIES HEREIN, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS. BUYER REPRESENTS, WARRANTS AND COVENANTS TO SELLER THAT, BUYER IS RELYING SOLELY UPON SELLER'S REPRESENTATIONS AND WARRANTIES HEREIN AND BUYER'S OWN INVESTIGATION OF THE PROPERTY.

        25. Assignment. Buyer shall not assign Buyer's rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

Notwithstanding the foregoing, Buyer may assign its rights under the Agreement to an entity in which Buyer owns an interest and controls, subject to written notice of any such assignment to Seller and Escrow Holder. No assignment of Buyer's rights or obligations hereunder shall relieve Buyer of its obligations or liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Buyer; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall be null and void and shall constitute a material breach of this Agreement by Buyer.

        26. Successors and Assigns. Subject to the restrictions on transfer set forth in Section 25 hereof, this Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

        27. Exhibits. Each reference to a Section or Exhibit in this Agreement shall mean the sections of this Agreement and the exhibit attached to this Agreement, unless the context requires otherwise. Each such exhibit is incorporated herein by this reference.

        28. Fax Copies. The parties also agree to accept signed copies of documents transmitted by facsimile as original agreements binding on the parties. Whenever a party transmits a document by facsimile, that party shall also send the original document by Federal Express or other reputable commercial express mail carrier at the earliest opportunity.

        29. Further Assurances. The parties agree that upon the reasonable request of the other party to this Agreement, each such party will execute and deliver to the requesting party such other additional instruments and documents, or perform or cause to perform such other and further acts as may be reasonably necessary to more fully consummate the transactions set forth in this Agreement; provided, however, that the performance by either party under this Section shall not create any new liability or obligation on the performing party. Seller agrees that it shall not negotiate the sale of the Property to a third party, or enter into a "back up" sale agreement with a respect to the Property, prior to a termination of this Agreement.

        30. Tax Deferred Exchange. Both Buyer and Seller shall have the right to acquire or dispose of the Property (as the case may be) in a "tax deferred" exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If a party so elects, the other agrees to cooperate in all reasonable respects, provided that such cooperation shall be at no cost or expense to the other, shall not increase the other's liability, shall not delay the Closing Date and shall not require the other to take title to any real property other than the Property.

        31. Leases. As a material inducement to Buyer to purchase the Property from Seller, Seller has agreed to lease back the Property from Buyer pursuant to the terms of the Leases. Not less than one (1) business day prior to the Closing Date, Buyer and Seller shall execute and deliver to Escrow Holder four (4) counterparts of the Leases. Two (2) fully executed counterparts of the Lease shall be delivered by Escrow Holder to each party upon the Close of Escrow. In addition, Buyer and Seller shall each execute and deliver to Escrow Holder one
(1) counterpart of the Memorandum of Lease not less than one (1) business day prior to the Closing Date.

        32. Credit Enhancement. As a material inducement to Buyer to purchase the Property and to enter into the Leases, Seller shall deliver the Letters of Credit to Escrow Holder, not later than one (1) business day prior to the Closing Date. Further, Buyer agrees to accept the pledge of other collateral reasonably acceptable to Buyer such as a certificate of deposit as replacement for the Letters of Credit, or either of them ("Other Collateral"). Upon delivery by Seller to Buyer of acceptable Other Collateral and payment to Buyer of its reasonable costs and expenses in reviewing the same, Buyer shall promptly return the original Letter of Credit for which such Other Collateral was delivered (together with any amendments thereto) to Seller marked "Canceled". Buyer agrees to amend the 1515 Letter of Credit or Other Collateral from time to time to reduce the principal amount thereof as the Reduction Provisions are met. As a material inducement to Buyer to purchase the Property from Seller, Seller covenants, represents and warrants to Buyer that Seller (or any successor thereto under the Lease, by assignment, operation of law or otherwise) shall not claim or assert that the Letters of Credit (or either of them) or Other Collateral constitutes a "payment or deposit" under, or is otherwise subject to, the provisions of California Civil Code Section 1950.7. The provisions of this Section 32 shall survive the Close of Escrow.

        IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Agreement as of the date first written above.

SELLER:                                      BUYER:

ODETICS, INC.,                               1515 SOUTH MANCHESTER, LLC,
a Delaware corporation                       a California limited liability
                                             company


      /s/ Gregory A. Miner                         /s/ William H. McFarland
By: __________________________________       By: _______________________________
    Gregory A. Miner, Chief Executive            William H. McFarland
    Officer

      /s/ Gary W. Smith
By: __________________________________
    Gary W. Smith, Secretary